                             ProMax Energy Inc.
                                 Suite 200
                           707 - 7th Avenue S.W.
                              Calgary, Alberta
                               Canada T2P 0Z2


                              August 23, 2000



Michelle M. Anderson
Securities & Exchange Commission
450 Fifth Street N. W.
Washington, D.C. 20549

     Re: ProMax Energy Inc.
     File No. 000-30943
     Withdrawal of Registration Statement on Form 20-F filed

Dear Ms. Anderson:

     ProMax Energy Inc., (the "Company") hereby requests the immediate withdrawal of its registration statement, file No. 000-30943 originally filed with the SEC on July 5, 2000. The Company requests such withdrawal while it complies with Item 17(c) of Form 20-F. Upon completion of that documentation, a new filing will be submitted.

                                     Please notify Richard Ludlow of
Poulton & Yordan, our counsel, at (801) 355-1341 of the effectiveness of the withdrawal.

                                     Very truly yours,


                                     /s/ Alexander T. Lemmons
                                     -------------------------
                                     Alexander T. Lemmons
                                     President




